EXHIBIT 99.1

Heritage Financial Corporation Restricted Stock Plan of 2006

HERITAGE FINANCIAL CORPORATION

RESTRICTED STOCK PLAN OF 2006

1.	PURPOSE OF THE PLAN. The purpose of this Plan is to increase the proprietary and vested interest of key Employees of The Company in the growth, development, and financial success of the Company by granting them awards of Restricted Shares.

2.	DEFINITIONS. As used herein, the following definitions shall apply:

a.	“Affiliate” shall mean the Banks or any present or future corporation that would be a “parent” or “subsidiary” of the Company as defined in Section 424(f) and (g) of the Code.

b.	“Award” shall mean an award of Restricted Shares under the Plan.

c.	“Banks” shall mean Heritage Bank, a Washington state bank and Central Valley Bank, a Washington state bank.

d.	“Board” shall mean the Board of Directors of the Bank.

e.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

f.	“Committee” shall mean the Board or the committee of the Board designated by the Board to administer the Plan.

g.	“Common Stock” shall mean the Company’s no par value common stock.

h.	“Company” shall mean Heritage Financial Corporation, a Washington corporation.

i.	“Designated Beneficiary” shall have the meaning set forth in Section 4.b. hereof.

j.	“Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

k.	“Effective Date” shall have the meaning set forth in Section 7.a. hereof.

l.	“Employee” shall mean any person who is currently employed by the Company or an Affiliate, including officers and officers who are members of the board.

m.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

n.	“Participant” means an Employee to whom an award of Restricted Shares is granted pursuant to the Plan.

o.	“Plan” shall mean this Restricted Stock Plan.

p.	“Restricted Shares” shall mean shares which are awarded to an Employee that are subject to the transfer and forfeitability restrictions described in Section 5.c.

q.	“Retirement” shall mean termination of services as an Employee at or after age 65.

3.	SHARES SUBJECT TO THE PLAN.

a.	Number of Shares Reserved. The maximum number of shares that may be subject to Awards under this Plan shall be 25,000 shares of Common Stock, subject to adjustment as provided in Section 3.b. The Company shall at all times reserve and keep available a sufficient number of its shares of Common Stock to satisfy the requirements of the Plan. In the event that a trust is established in connection with the Plan pursuant to Section 7.d., the Company may authorize the trustees of the trust to purchase shares in the open market with funds contributed by the Company or the Bank and such shares shall be included in the number of shares that may be the subject of Awards. In the event that Restricted Shares are forfeited for any reason, such shares shall thereafter again be available for award pursuant to the Plan.

b.	Changes in the Company’s Shares. In the event that the Committee shall determine that any recapitalization, reorganization, merger, consolidation, stock split, spin-off, combination, or exchange of Common Stock or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefit intended under this Plan, the Committee shall, in such manner as it may deem equitable, adjust any or all of the number and kind of shares of Common Stock which thereafter may be awarded under the Plan, or which are subject to outstanding Awards.

4.	ADMINISTRATION.

a.	Administration. The Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent with its terms and provisions and to interpret, amend, or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be binding upon all persons, including the Company, stockholders, directors, Participants and Designated Beneficiaries. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms, and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the wares hereunder, and all members of the Board shall be fully protected by the Company in respect to any such action, determination, or interpretation.

b.	Designated Beneficiaries. If a Participant dies prior to receiving any payment due under the Plan, such payment shall be made to his Designated Beneficiary. A Participant’s Designated Beneficiary shall be the beneficiary specifically designated by a Participant in writing to receive amounts due the Participant in the event of the Participant’s death. A married Participant must obtain the written consent of his or her spouse to name someone other than the spouse as the sole primary (non-contingent) Designated Beneficiary. In the absence of an effective designation by the Participant (including lack of required spousal consent), Designated Beneficiary shall mean the Participant’s surviving spouse, if none, his estate.

5.	RESTRICTED SHARES.

a.	Eligibility; Awards Under the Plan. Employees (including officers and employee directors of the Company) shall be eligible to participate in the Plan upon designation of the Committee. To the extent that Common Stock is available for grant under the Plan, the Committee may determine which of the Employees shall be granted an Award and the number of Restricted Shares covered by each Award. In selecting those Employees to whom Awards will be granted and the number of shares of Common Stock covered by such Awards, the Committee shall consider the position and responsibilities of the eligible Employees, the length and value of their services to the Company and its Affiliates, the compensation paid to the Employees and any other factors the Committee may deem relevant, and the Committee may request the written recommendation of the chief executive officer and other senior executive officers of the Company and its Affiliates.

b.	Fractions of Shares. Whenever under the terms of the Plan a fractional share would be required to be issued, the fractional shares shall be rounded up to the next full share.

c.	Terms of Awards. The Restricted Shares awarded hereunder shall be awarded only pursuant to a written agreement, which shall be executed by the Participant and a duly authorized officer of the Company and which shall contain the following terms and conditions:

(1)	An award of Restricted Shares must be accepted by the Participant within a period of sixty (60) days (or such other period as the Board may specify at grant) after the award date by the execution of a Restricted Share award agreement in the form provided by the Company;

(2)	A Participant shall not be permitted to sell, transfer, pledge, assign, or otherwise encumber Restricted Shares awarded under the Plan prior to the date on which such shares vest, except in accordance with the laws of descent and distribution;

(3)	Except as otherwise provided herein, a Participant shall have, with respect to the Restricted Shares, all of the rights of a stockholder of the Company, including the right to vote such Shares and to receive any cash dividends declared thereon. Stock dividends, if any, issued with respect to Restricted Shares shall be treated as additional Restricted Shares that are subject to the same restrictions and other terms and conditions that apply with respect to the Restricted Shares with respect to which such dividends are paid; and

(4)	Subject to the applicable provisions of the Restricted Share Award agreement and this Section, a Participant’s interest in Shares shall immediately become fully vested and nonforfeitable, and the restrictions set forth herein shall lapse upon the sooner of (i) five (5) years from the date of the award of the Restricted Stock, (ii) upon the Participant’s Retirement, death, or Disability, or (iii) upon the effective date of a change in control as outlined in Section 6.

d.	Stock Certificates. A stock certificate registered in the name of each Participant receiving a Restricted Share Award (or in the name of a trustee for the benefit of each Participant) shall be issued in respect of such shares. Such certificate shall bear whatever appropriate legend referring to the terms, conditions, and restrictions applicable to such Award as the Board shall determine. The Board may, in its sole discretion, require that the stock certificates evidencing Restricted Shares be held in custody by the Company (or in trust by a trustee) until the restrictions thereon shall have lapsed.

6.	CHANGE IN CONTROL PROVISIONS.

In the event that the Company has a change of control in which:

(i)	an offeror other than the Company purchases shares of Company Common Stock pursuant to a tender or exchange offer for such shares;

(ii)	any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty (20%) percent or more of the combined voting power of the Company’s then outstanding securities;

(iii)	the membership of the Board of Directors of the Company changes as the result of a contested election, such that individuals who were directors at the beginning of any twenty-four (24) month period (whether commencing before or after the date of adoption of this Plan) do not constitute a majority of the Board at the end of such period; or

(iv)	shareholders of the Company Heritage Financial Corporation approve a merger, consolidation, sale, or disposition of all or substantially all of the Company’s assets or a plan of partial or complete liquidation.

then immediately prior to any such transaction, the transferability and forfeiture restrictions placed on any Restricted Shares by Section 4.2 as a result of being an employee or serving on the Board of Directors of the Company shall lapse and such Shares shall be deemed fully vested and owned by the Participant as of such date.

In the event that Heritage Bank has a change of control in which:

(i)	an offeror other than the Company purchases shares of the Common Stock of Heritage Bank pursuant to a tender or exchange offer for such shares;

(ii)	any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) other than the Company is or becomes the beneficial owner, directly or indirectly, of securities of Heritage Bank representing twenty (20%) percent or more of the combined voting power of Heritage Bank’s then outstanding securities;

(iii)	the membership of the Board of Directors of Heritage Bank changes as the result of a contested election, such that individuals who were directors at the beginning of any twenty-four (24) month period (whether commencing before or after the date of adoption of this Plan) do not constitute a majority of the Board at the end of such period; or

(iv)	shareholders of Heritage Bank approve a merger, consolidation, sale, or disposition of all or substantially all of Heritage Bank’s assets or a plan of partial or complete liquidation.

then immediately prior to any such transaction, the transferability and forfeiture restrictions placed on any Restricted Shares by Section 4.2 as a result of being an employee or serving on the Board of Directors of Heritage Bank shall lapse and such Shares shall be deemed fully vested and owned by the Participant as of such date.

In the event that Central Valley Bank has a change of control in which:

(i)	an offeror other than the Company purchases shares of the Common Stock of Central Valley Bank pursuant to a tender or exchange offer for such shares;

(ii)	any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) other than the Company is or becomes the beneficial owner, directly or indirectly, of securities of Central Valley Bank representing twenty (20%) percent or more of the combined voting power of Central Valley Bank’s then outstanding securities;

(iii)	the membership of the Board of Directors of Central Valley Bank changes as the result of a contested election, such that individuals who were directors at the beginning of any twenty-four (24) month period (whether commencing before or after the date of adoption of this Plan) do not constitute a majority of the Board at the end of such period; or

(iv)	shareholders of Central Valley Bank approve a merger, consolidation, sale, or disposition of all or substantially all of Central Valley Bank’s assets or a plan of partial or complete liquidation.

then immediately prior to any such transaction, the transferability and forfeiture restrictions placed on any Restricted Shares by Section 4.2 as a result of being an employee or serving on the Board of Directors of Central Valley Bank shall lapse and such Shares shall be deemed fully vested and owned by the Participant as of such date.

7.	MISCELLANEOUS.

a.	Effective Date; Shareholder Approval; Term. The Plan shall become effective (and Awards may thereafter be made) on the date of adoption by the Board or the date of shareholder approval, whichever is earlier. Any Award made prior to shareholder approval is fully contingent on such approval being obtained within twelve (12) months following Board approval, and shall be void ab initio if shareholder approval is not timely obtained. Unless sooner terminated, the Plan shall continue in effect until the tenth (10th) anniversary of the Effective Date.

b.	Amendment, Suspension, or Termination of the Plan. The Plan may be wholly or partially amended or otherwise modified, suspended, or terminated at any time or from time to time by the Board; provided, however, that amendments to the Plan shall not be effective unless approved by the affirmative vote of the stockholders of the Company owning a majority of the outstanding shares of the Company at a meeting of stockholders of the Company held within twelve (12) months of the date of adoption of such amendment, where such amendment will:

(1)	increase the total number of shares of Common Stock reserved for the purpose of the Plan;

(2)	change in any respect the class of persons who are eligible to be Participants;

(3)	extend the maximum period for granting Awards as provided herein; or

(4)	otherwise materially increase the benefits accruing to Participants under the Plan.

From and after the Effective Date, neither the amendment, suspension, nor termination of the Plan shall, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted. No Awards may be granted during any period of suspension nor after termination or expiration of the Plan.

c.	Regulations and Other Approvals. The obligation of the Company to deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules, and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Board. The Board may make such changes as may be necessary or appropriate to comply with the rules or requirements of any governmental authority. Each Award is subject to the requirement that, if at any time the Board determines, in its sole discretion, that the listing, registration, or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any United States, state, or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, issuance of Common Stock, then no such Stock shall be issued, in whole or in part, unless listing, registration, qualification, consent, or approval has been effected or obtained free of any conditions as acceptable to the Board. In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent required by the Securities Act of 1933 or regulations thereunder, and the Board may require any individual receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such individual are acquired for investment only and not with a view to distribution. The certificate for any Common Stock acquired pursuant to the Plan shall include any legend that the Board deems appropriate to reflect any restrictions on transfer.

d.	Trust Arrangement. All benefits under the Plan represent an unsecured promise to pay by the Company. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company resulting in the Participants having no greater rights that the Company’s general creditors; provided, however, that nothing herein shall prevent or prohibit the Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan.

e.	Governing Law. The Plan and the rights to all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Washington without giving effect to the choice of law principles thereof.

f.	Titles; Construction. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. The masculine pronoun shall include the feminine and neuter and the singular shall include the plural, when the context so indicates.

8.	EFFECTIVE DATE.

The Plan is adopted on and shall be effective as of April 27, 2006.

/s/ Edward D. Cameron
Secretary of Heritage Financial Corporation